Execution

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (“Intercreditor Agreement”) dated as of May 15, 2007 is by and between WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as successor to Congress Financial Corporation, a Delaware corporation, as Revolving Loan Agent (as defined below) for the Revolving Loan Lenders (as defined below) and THE BANK OF NEW YORK, a New York banking corporation, as collateral agent for the Trustee (as defined below) and the Noteholders (as defined below) (in such capacity, together with its successors and assigns, if any, in such capacity, the “Noteholder Collateral Agent”). Revolving Loan Agent and Noteholder Collateral Agent are sometimes individually referred to herein as a “Creditor” and collectively as “Creditors.”

W I T N E S S E T H:

WHEREAS, Revolving Loan Agent, Revolving Loan Lenders and the Debtors (as such term is defined below) have entered into a Third Amended and Restated Loan and Security Agreement, dated as of the date hereof (as amended, supplemented, and restated or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Debtors may borrow and, subject to the terms and conditions specified therein, the Revolving Loan Agent, on behalf of the Revolving Loan Lenders will from time to time make loans in an aggregate principal amount of up to $35,000,000 and arrange for letter of credit accommodations in an amount of up to $10,000,000 at any one time outstanding to provide funds for the ongoing working capital needs of Debtors, which financing arrangements with Debtors are secured by certain assets and properties of Debtors; and

WHEREAS, the Debtors and the Noteholder Collateral Agent and Noteholders entered into an Indenture, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Note Indenture”) with The Bank of New York, as trustee (“Trustee”) governing the rights and duties of Debtors thereunder and under the Senior Secured Floating Rate Notes due 2012 in the original aggregate principal amount of $185,000,000 (together with any notes issued in exchange for such notes and any additional notes issued under the Note Indenture, the “Notes”) which Notes are secured by certain assets and properties of Debtor;

WHEREAS, each of the Creditors desires to enter into this Intercreditor Agreement to (i) confirm the relative priority of the security interests of Creditors in the assets and properties of Debtor and (ii) provide for the orderly sharing among them, in accordance with such priorities, of proceeds of such assets and properties upon any foreclosure thereon or other disposition thereof.

NOW THEREFORE, in consideration of the mutual benefits accruing to Creditors hereunder and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. DEFINITIONS

As used above and in this Intercreditor Agreement, the following terms shall have the meanings ascribed to them below:

1.1 “Agreements” shall mean, collectively, the Revolving Loan Agreements and the Noteholder Agreements.

1.2 “Capital Stock Assets” shall mean all Capital Stock of Atlantic Express Transportation Corp. owned by Atlantic Express Transportation Group, Inc., and all Capital Stock of each direct or indirect subsidiary of Atlantic Express Transportation Corp. owned by the Atlantic Express Transportation Corp. or any such subsidiary, and in each case all proceeds thereof.

1.3 “Capital Stock” shall mean, with respect to any Person, any and all shares, interests (including membership interests in limited liability companies), participations, rights (including options, warrants and the like convertible or exercisable into shares of Capital Stock) or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether outstanding on, or issued after, the Effective Date.

1.4 “Collateral” shall mean all of the property and interests in property, real or personal, tangible or intangible, now owned or hereafter acquired by Debtors or any of Obligors in or upon which any or all of Creditors at any time has a Lien, and including, without limitation, all proceeds of such property and interests in property.

1.5 “Creditors” shall mean, collectively, Noteholder Collateral Agent, on behalf or itself, the Trustee and the Noteholders, and Revolving Loan Agent, on behalf of itself and the Revolving Loan Lenders and their respective successors and assigns. Each of Noteholder Collateral Agent and Revolving Loan Agent being sometimes referred to herein individually as a “Creditor”.

1.6 “Debtors” shall mean Atlantic Express Transportation Corp., a New York corporation, and substantially all of the subsidiaries of Atlantic Express Transportation Group, Inc., and Atlantic Express Transportation Corp., as more particularly set forth on Schedule 1 hereto and their respective successors and assigns, including, without limitation, a receiver, trustee or debtor-in-possession on behalf of such person or on behalf of any such successor or assign.

1.7 “Enforcement Action” shall mean the exercise by any Creditor of any of its material enforcement rights and remedies as a secured creditor under its Agreements with respect to the Collateral, applicable law or otherwise at any time following the occurrence and during the continuance of an event of default under its Agreements (including, without limitation, the solicitation of bids from third parties to conduct the liquidation of the Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting and selling the Collateral, the commencement of any action to foreclose on the security interests or liens of such Creditor in all or any material portion of the Collateral, notification of account debtors to make payments to such Creditor (in the case of Revolving Loan Agent), any action to take possession of all or any material portion of the Collateral or commencement of any legal proceedings or actions against or with respect to all or any portion of the Collateral).

1.8 “Fixtures” shall mean all fixtures of Debtors, whether now owned and hereafter acquired and wherever located and proceeds of the foregoing. The term “fixtures” as used in this definition shall mean heating, ventilating, air conditioning equipment, boilers, generators, plumbing and electrical equipment, wall and floor coverings, walls and ceilings and other similar equipment installed in and affixed to the Real Property and any other similar equipment which is so related to any particular Real Property that an interest therein arises under applicable real estate law.

1.9 “Insolvency Proceeding” shall mean, as to any Debtor, any of the following, occurring after the date hereof: (a) any case or proceeding with respect to such Debtor under the U.S. Bankruptcy Code, any other federal, state or provincial bankruptcy, insolvency, reorganization or other law affecting creditors’ rights generally or any other or similar proceedings of any other jurisdiction or otherwise seeking any stay, reorganization, arrangement, liquidation, dissolution, composition or readjustment of the obligations and indebtedness of such Debtor or (b) any proceeding seeking the appointment of any receiver, administrative receiver, receiver and manager, examiner, judicial custodian, trustee, liquidator, official manager, administrator or similar official for any Debtor or any material part of its properties or (c) any proceedings for liquidation, dissolution or other winding up of the business of such Debtor or (d) the sale of all or substantially all of the assets or capital stock of such Debtor or (e) any assignment for the benefit of creditors or any marshaling of assets of such Debtor.

1.10 “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), lien (statutory or other), security agreement or transfer intended as security, including without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing.

1.11 “Motor Vehicles” shall mean all motor vehicles, tractors, trailers and other like property, whether or not title thereto is governed by a certificate of title or ownership.

1.12 “Note Indenture” shall have the meaning set forth in the second recital of the Intercreditor Agreement.

1.13 “Noteholder Agreements” shall mean, collectively, (a) the Note Indenture, (b) the Notes, (c) the Security Agreement, dated of even date herewith, among the Debtors and Noteholder Collateral Agent, and (d) all other notes, mortgages, deeds of trust, instruments, guarantees and other agreements, documents and instruments at any time executed and/or delivered by any Debtor, Obligor or any other person with, to or in favor of Noteholder Collateral Agent or Noteholders in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured.

1.14 “Noteholder Collateral” shall mean the Noteholder First Priority Real Property Collateral and the Noteholder Motor Vehicle Collateral.

1.15 “Noteholder Debt” shall mean any and all obligations, liabilities and indebtedness of every kind, nature and description owing by Debtors or any of Obligors to the Noteholders, Trustee and Noteholder Collateral Agent under the Noteholder Agreements, including, principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Noteholder Agreements or after the commencement of any case with respect to Debtor or any of Obligors under the U.S. Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect; absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and whether arising directly or howsoever acquired by the Noteholders.

1.16 “Noteholder First Priority Real Property Collateral” shall mean all of the Real Property of Debtors and Obligors (including without limitation the Real Property of Metro Affiliates, Inc. located at 220 Old Town Road, East Setauket, New York, the Real Property of Atlantic Queens Bus Corp. located at 44 North Dunton Avenue, Medford, New York, the Real Property of Metro Affiliates, Inc. located at 107 Lawson Boulevard, Oceanside, New York, the Real Property of Jersey Business Land Co., Inc. located at 230 Red Lion Road, South Hampton, New Jersey) and the proceeds of any disposition thereof; provided, that, Noteholder First Priority Real Property Collateral shall not include the Revolving Loan First Priority Real Property Collateral.

1.17 “Noteholder Motor Vehicle Collateral” shall mean all of the Motor Vehicles owned by Debtors in which Noteholder Collateral Agent has a Lien and the proceeds of any disposition thereof.

1.18 “Noteholders” shall mean collectively, the holders of Noteholder Debt and their respective successors and assigns; sometimes being referred to herein individually as a “Noteholder”.

1.19 “Obligors” shall mean, individually and collectively, any person liable on or in respect of the Revolving Loan Debt or the Noteholder Debt, and its successors and assigns, including, without limitation, a receiver, trustee or debtor-in-possession on behalf of such person or on behalf of any such successor or assign, other than Debtors.

1.20 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including, without imitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock company, trust, joint venture, or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.21 “Real Property” shall mean all real property of Debtors and Obligors, whether now owned or hereafter acquired and wherever located, including leasehold interests, together with all Fixtures located thereon and all licenses, easements and appurtenances relating thereto, wherever located and the proceeds of all of the foregoing.

1.22 “Revolving Loan Agent” shall mean Wachovia Bank, National Association, in its capacity as agent pursuant to the Loan Agreement, acting for the benefit and on behalf of Revolving Loan Lenders, and its successors and assigns (and including, without limitation, any successor, assignee or additional person at any time acting as agent for the benefit of or on behalf of it and/or Revolving Loan Lenders).

1.23 “Revolving Loan Agreements” shall mean, collectively, (a) the Loan Agreement and (b) all agreements, documents and instruments at any time executed and/or delivered by any Debtor, Obligor or any other person with, to or in favor of Revolving Loan Agent or Revolving Loan Lenders in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Revolving Loan Debt).

1.24 “Revolving Loan Collateral” shall mean all Collateral except for the Noteholder Motor Vehicle Collateral.

1.25 “Revolving Loan Debt” shall mean, all obligations, liabilities and indebtedness of every kind, nature and description owing by Debtor or any of Obligors to Revolving Loan Agent and Revolving Loan Lenders, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under the Revolving Loan Agreements or otherwise (including, without limitation the “Obligations” as such term is defined in the Revolving Loan Agreements), whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Revolving Loan Agreements or after the commencement of any case with respect to any Debtor or any of Obligors under the U.S. Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and whether arising directly or howsoever acquired by Revolving Loan Agent or Revolving Loan Lenders.

1.26 “Revolving Loan First Priority Real Property Collateral” shall mean the Real Property of Metro Affiliates, Inc. located at 46-81 Metropolitan Avenue, Ridgewood, New York and the proceeds thereof.

1.27 “Revolving Loan Lenders” shall mean, collectively, Wachovia Bank, National Association and its successors and assigns (including any other lender or group of lenders that at any time succeeds to or refinances, replaces or substitutes for all or any portion of the Revolving Loan Debt at any time and from time to time in accordance with Section 4.2(c) hereof); sometimes being referred to herein individually as a “Revolving Loan Lender”.

1.28 “Revolving Loan Priority Amount” shall mean the sum of (a) (i) the outstanding principal amount of Revolving Loan Debt not to exceed $38,000,000 in the aggregate, plus (ii) the aggregate amount of Letter of Credit Accommodations and LC Advances (as such terms are defined in the Revolving Loan Agreements) in an amount not to exceed $10,000,000, plus (iii) the outstanding principal amount of any other Revolving Loan Debt (in excess of the Revolving Loan Debt referenced in clause (i) above) to the extent that such Revolving Loan Debt is permitted under clause (14) of the definition of “Permitted Indebtedness” contained in the Indenture, plus (b) accrued but unpaid interest on and fees and charges payable in connection with the Revolving Loan Debt set forth in clause (a) above (including, without limitation, interest and fees accruing during any Insolvency Proceeding whether or not allowable in whole or in part therein), plus (c) Revolving Loan Agent’s costs and expenses paid or incurred and other payments made in connection with collecting the Revolving Loan Debt and enforcing Revolving Loan Lenders’ rights and remedies under the Revolving Loan Agreements and applicable law, to the extent that such costs, expenses and payments are chargeable to or are required to be paid or reimbursed by Debtors under the Revolving Loan Agreements (including, without limitation, such amounts arising during any Insolvency Proceeding whether or not allowable in whole or in part therein).

1.29 “Secured Debt” shall mean either the Noteholder Debt or the Revolving Loan Debt, or any or all of these, as the case may be.

All terms defined in the Uniform Commercial Code, unless otherwise defined herein shall have the meanings set forth therein. All references to any term in the plural shall include the singular and all references to any term in the singular shall include the plural.

2. SECURITY INTERESTS; PRIORITIES; REMEDIES

2.1 Acknowledgement of Liens. Each Creditor hereby acknowledges that:

(a) Noteholder Collateral Agent, for the benefit of the Noteholders, has been granted a Lien upon the Collateral pursuant to the Noteholder Agreements to secure the Noteholder Debt;

(b) Revolving Loan Agent, for the benefit of Revolving Loan Lenders has been granted a Lien upon all of the Collateral (other than the Noteholder Motor Vehicle Collateral) pursuant to the Revolving Loan Agreements to secure the Revolving Loan Debt; and

(c) Neither the Revolving Loan Agent nor the Noteholder Collateral Agent has a Lien on the Capital Stock Assets.

2.2 Priority of Liens. Notwithstanding the time of incurrence of any Secured Debt, the order or method of attachment or perfection of any Liens securing any Secured Debt, the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Lien upon any Collateral, the rules for determining priority under any law governing relative priorities of Liens on the Collateral or any conflicting terms or conditions which may be contained in any of the Agreements:

(a) The following Lien priorities shall strictly apply in defining the respective Lien priorities of each Creditor in the Revolving Loan Collateral (other than the Noteholder First Priority Real Property Collateral):

(i) first: the Liens upon such Collateral of Revolving Agent and Revolving Loan Lenders to the full extent of the Revolving Loan Debt; and

(ii) second: the Liens upon such Collateral of Noteholder Collateral Agent, Trustee and Noteholders to the full extent of the Noteholder Debt.

(b) The following Lien priorities shall strictly apply in defining the respective Lien priorities of each Creditor in the Noteholder First Priority Real Property Collateral:

(i) first: the Liens upon such Collateral of Noteholder Collateral Agent, Trustee and Noteholders to the full extent of the Noteholder Debt; and

(ii) second: the Liens upon such Collateral of Revolving Loan Agent and Revolving Loan Lenders to the full extent of the Revolving Loan Debt.

(c) Only Noteholder Collateral Agent has a Lien on the Noteholder Motor Vehicle Collateral.

(d) Notwithstanding anything to the contrary contained herein, the principal amount of the Revolving Loan Debt in excess of Revolving Loan Priority Amount shall not be entitled to the benefit of the priority of the Liens of Revolving Loan Agent provided for in this Section 2.2.

2.3 Proceeds of Revolving Loan Collateral. Subject to Section 2.7 below, the proceeds of any sale, disposition or other realization upon all or any part of the Revolving Loan Collateral (other than Noteholder First Priority Real Property Collateral) in connection with an Enforcement Action shall be applied in the following order of priorities:

(a) first, to Revolving Loan Agent for the payment in full in cash or other immediately available funds of the outstanding Revolving Loan Debt up to the Revolving Loan Priority Amount, in such order as may be provided in the Revolving Loan Agreements;

(b) second, to the Noteholder Collateral Agent for the payment in full in cash or other immediately available funds of all of the Noteholder Debt in such order as may be provided in the Noteholder Agreements;

(c) third, to the Revolving Loan Agent for the payment of the Revolving Debt in excess of the Revolving Loan Priority Amount until the Revolving Debt has been paid in full in cash or other immediately available funds; and

(d) fourth, to the Debtors, or their respective successors or assigns or as required by applicable law.

2.4 Proceeds of Noteholder First Priority Real Property Collateral. Subject to Section 2.7 below, the proceeds of any sale, disposition or other realization upon all or any part of the Noteholder First Priority Real Property Collateral shall be applied in the following order of priorities:

(a) first, to the Noteholder Collateral Agent for the payment of the Noteholder Debt until such Noteholder Debt has been paid in full in cash or other immediately available funds, in such order as may be provided in the Noteholder Agreements;

(b) second, to the Revolving Loan Agent for the payment in full in cash or other immediately available funds of the outstanding Revolving Loan Debt up to the Revolving Priority Amount, in such order as may be provided for in the Revolving Loan Agreements; and

(c) third, to the Revolving Loan Agent for the payment of the Revolving Debt in excess of the Revolving Loan Priority Amount until the Revolving Debt has been paid in full in cash or other immediately available funds; and

(d) fourth, to the Debtors, or their respective successors or assigns or as required by applicable law.

2.5 Proceeds of Noteholder Motor Vehicle Collateral. Subject to Section 2.7 below, the proceeds of any sale, disposition or other realization upon all or any part of the Noteholder Motor Vehicle Collateral shall be applied to the payment in full in cash or other immediately available funds of the Noteholder Debt in whatever manner and order Noteholder Collateral Agent chooses in accordance with the Noteholder Agreements and applicable law.

2.6 Priorities Unaffected by Action on Inaction. The lien priorities provided in Section 2.2 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, replacement or refinancing of the Revolving Loan Debt or the Noteholder Debt nor by any action or inaction which any Creditor may take or fail to take in respect of the Collateral.

2.7 Perfection; No Contest of Liens. Subject to Section 4.5, each Creditor shall be solely responsible for perfecting and maintaining the perfection of its Lien in and to each item constituting the Collateral in which such Creditor has been granted a Lien. The foregoing provisions of this Intercreditor Agreement are intended solely to govern the respective Lien priorities as between the Creditors and shall not impose on any Creditor any obligations in respect of the disposition of proceeds of foreclosure on any Collateral which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law. Each Creditor agrees that it will not contest the validity, perfection, priority or enforceability of the Liens upon the Collateral of the other Creditors and that as between Creditors, the terms of this Intercreditor Agreement shall govern even if part or all of the Revolving Loan Debt or the Noteholder Debt or the Liens securing payment and performance thereof are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise.

2.8 Right to Enforce Security Interests.

(a) With respect to (i) the Noteholder Collateral Agent, so long as any Noteholder Debt remains outstanding and (ii) the Revolving Loan Agent, so long as any Revolving Loan Debt remains outstanding, the Agent with the senior Lien on any of the Collateral will have the sole and exclusive right to control, administer, account for and otherwise deal with such Collateral, and to determine the manner of every sale or other disposition of such Collateral upon enforcement of such Agent’s interest therein or the enforcement of any other right or remedy with respect thereto. The Agent with the senior Lien on any of the Collateral may foreclose on such Collateral in any order in which it in its sole discretion, deems appropriate.

(b) The Noteholder Collateral Agent will have the sole and exclusive right to control, administer, account for and otherwise deal with the Noteholder Motor Vehicle Collateral, and to determine the manner of every sale or other disposition of the Noteholder Motor Vehicle Collateral in connection with an Enforcement Action. The Collateral Agent may foreclose on the Noteholder Motor Vehicle Collateral in any order in which it in its sole discretion deems appropriate.

2.9 Rights of Creditor with the Most Senior Lien.

(a) Notwithstanding anything to the contrary contained in any of the Agreements, only the Creditor with the most senior Lien in the Collateral shall have the right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of such Collateral in connection with an Enforcement Action. To the extent any Collateral is sold or otherwise disposed of by or on behalf of or at the request of the Creditor with the senior Lien (including by the Debtor with the consent of the Creditor with the most senior Lien in the Collateral) in connection with an Enforcement Action, each Creditor with a junior Lien on such Collateral shall: (i) be deemed to have automatically and without further action released and terminated any Liens it may have on such Collateral, (ii) be deemed to have authorized the Creditor with the most senior Lien to file UCC amendments and terminations covering the Collateral so sold or otherwise disposed of on behalf of each Creditor with a junior Lien, (iii) promptly upon the request of the Creditor with the most senior Lien in the Collateral execute and deliver such other release documents and confirmations of the authorization to file UCC amendments and terminations (and other release documents) provided for herein, in each case as the Creditor with the most senior Lien in the Collateral may require in connection with such sale or other disposition by or on behalf of such Creditor (including by the Debtor with the consent of the Creditor with the most senior Lien in the Collateral) to evidence and effectuate such termination and release, provided, that, any such release or UCC amendment or termination by or on behalf of Creditor or Creditors, as the case may be, with a junior Lien in such Collateral shall not extend to or otherwise affect any of the rights, if any, of such Creditor’s rights to the proceeds from any such sale or other disposition of such Collateral upon the payment and satisfaction in full of the indebtedness owing to the Creditor with the most senior Lien, and (iv) be deemed to have consented under the Agreements of the each Creditor with a junior Lien thereon and the Lenders or Noteholders, as the case may be, for whom such Creditor is acting to such sale or other disposition. Any sale or other disposition of any of the Collateral by the Creditor with the most senior lien thereon (other than sales supervised by a court) under the Uniform Commercial Code or other applicable law shall be conducted in a commercially reasonable manner under the circumstances based on such information available to the Creditor with the most senior Lien thereon relevant to such determination.

(b) To the extent that the Revolving Loan Priority Amount has been paid in full but Revolving Debt remains outstanding, Revolving Loan Agent shall, at its option, or at the written request of Noteholder Collateral Agent, turn over the enforcement proceedings with respect to Revolving Loan Collateral to Noteholder Collateral Agent, and at all times thereafter, Noteholder Collateral Agent shall be deemed to be the Creditor with the most senior Lien for purposes of this Section 2.9; provided, that, the priorities of payment in respect of the Secured Debt set forth herein shall remain unchanged.

2.10 Rights of Junior Creditor. Each Creditor with a junior Lien on any Collateral will not, directly or indirectly, (a) exercise any of its rights or remedies upon a default or event of default by Debtor or any of Obligors under its Agreements against such Collateral, or (b) seek to foreclose or realize upon (judicially or non judicially) its junior Lien on such Collateral or assert any claims or interest therein (including, without limitation, by setoff or notification of account debtors) or (c) take any other action that would interfere in any manner with the rights of the Creditor with the most senior Lien in such Collateral. Notwithstanding the foregoing, if Insolvency Proceeding shall be commenced against any Debtor, each Creditor shall be entitled to file proofs of claim and commence other proceedings in order to evidence and protect its interest in the Collateral so long as such filings are not in any manner inconsistent with the provisions of this Intercreditor Agreement.

2.11 Access to Noteholder First Priority Real Property Collateral.

(a) In the event that Noteholder Collateral Agent or, subject to the provisions of this Intercreditor Agreement, Revolving Loan Agent shall acquire control or possession of any of the Noteholder First Priority Real Property Collateral, or shall, through the exercise of remedies under its Agreements, sell or otherwise transfer any of the Real Property of any Debtor to any third party (a “Third Party Purchaser”), Noteholder Collateral Agent shall permit Revolving Loan Agent (or require as a condition of such sale to a Third Party Purchaser that the Third Party Purchaser agree to permit Revolving Loan Agent), at its option, to enter and use any or all of the Noteholder First Priority Real Property Collateral during normal business hours in order to inspect any Collateral, remove or take any action with respect to any Revolving Loan Collateral (other than any Noteholder First Priority Real Property Collateral) or to enforce Revolving Loan Agent’s and Revolving Loan Lenders’ rights with respect to any such Revolving Loan Collateral, including, but not limited to, the examination and removal of such Revolving Loan Collateral and the examination and duplication of the books and records of the applicable Debtor related to such Revolving Loan Collateral or to otherwise handle, deal with or dispose of any such Revolving Loan Collateral, such right to include, without limiting the generality of the foregoing, the right to conduct one or more public or private sales or auctions thereon. The access and use rights of Revolving Loan Agent set forth in this Section as to the Noteholder First Priority Real Property Collateral, to the extent applicable, shall continue until the date one hundred twenty (120) days after the earlier of (i) the date Revolving Loan Agent receives written notice from Noteholder Collateral Agent that Noteholder Collateral Agent has commenced a foreclosure proceeding or other legal proceeding to take possession of such Noteholder First Priority Real Property Collateral or to appoint a receiver of rents or (ii) the date that Revolving

Loan Agent commences an Enforcement Action with respect to the Collateral subject to its senior Lien. In no event shall the use by Revolving Loan Agent of the Noteholder First Priority Real Property Collateral constitute an assumption by Revolving Loan Agent or any Revolving Loan Lender of the Noteholder Agreements.

(b) Revolving Loan Lenders shall indemnify and hold harmless Noteholder Collateral Agent, Noteholders and any Third Party Purchaser from and against (i) any loss, liability, claim, damage or expense arising out of any claim asserted by any third party as a result of any acts or omissions by Revolving Loan Agent in connection with the exercise by Revolving Loan Agent, of the rights of access and use set forth in this Section 2.11 and (ii) any damage to any of the Noteholder First Priority Real Property Collateral caused by any act of Revolving Loan Agent. In no event shall Revolving Loan Agent have any liability to Noteholder Collateral Agent, Noteholders, or any Third Party Purchaser pursuant to this Section 2.11 or otherwise solely as a result of any condition on or with respect to the Noteholder First Priority Real Property Collateral existing prior to the date of the exercise by Revolving Loan Agent of its rights under this Section 2.11.

2.12 Access to Revolving Loan First Priority Real Property Collateral.

(a) In the event that Revolving Loan Agent or, subject to the provisions of this Intercreditor Agreement, Noteholder Collateral Agent, shall acquire control or possession of any of the Revolving Loan First Priority Real Property Collateral, or shall, through the exercise of remedies under its Agreements, sell or otherwise transfer any of the Real Property of any Debtor to any third party (a “Third Party Purchaser”), Revolving Loan Agent shall permit Noteholder Collateral Agent (or require as a condition of such sale to a Third Party Purchaser that the Third Party Purchaser agree to permit Noteholder Collateral Agent), at its option, to enter and use any or all of the Revolving Loan First Priority Real Property Collateral during normal business hours in order to inspect any Collateral, remove or take any action with respect to the Noteholder Collateral or to enforce Noteholder Collateral Agent’s rights with respect to the Noteholder Collateral, including, but not limited to, the examination and removal of such Noteholder Collateral and the examination and duplication of the books and records of the applicable Debtor related to such Noteholder Collateral or to otherwise handle, deal with or dispose of any such Noteholder Collateral, such right to include, without limiting the generality of the foregoing, the right to conduct one or more public or private sales or auctions thereon. The rights of access and use of Noteholder Collateral Agent set forth in this Section as to the Revolving Loan First Priority Real Property Collateral, to the extent applicable, shall continue until the date one hundred twenty (120) days after the earlier of (i) the date Noteholder Collateral Agent receives written notice from Revolving Loan Agent that Revolving Loan Agent has commenced a foreclosure proceeding or other legal proceeding to take possession of such Revolving Loan First Priority Real Property Collateral or to appoint a receiver of rents or (ii) the date that Noteholder Collateral Agent commences an Enforcement Action with respect to the Collateral subject to its senior Lien. In no event shall the use by Noteholder Collateral Agent of the Revolving Loan First Priority Real Property Collateral constitute an assumption by Noteholders of the Revolving Loan Agreements.

(b) Noteholders shall indemnify and hold harmless Revolving Loan Agent and Revolving Loan Lenders and any Third Party Purchaser from and against (i) any loss,

liability, claim, damage or expense arising out of any claim asserted by any third party as a result of any acts or omissions by Noteholder Collateral Agent in connection with the exercise by Noteholder Collateral Agent, of the rights of access and use set forth in this Section 2.12 and (ii) any damage to any of the Revolving Loan First Priority Real Property Collateral caused by any act of Noteholder Collateral Agent. In no event shall Noteholder Collateral Agent and Noteholders have any liability to Revolving Loan Agent or any Third Party Purchaser pursuant to this Section 2.12 or otherwise solely as a result of any condition on or with respect to the Revolving Loan First Priority Real Property Collateral existing prior to the date of the exercise by Noteholder Collateral Agent of its rights under this Section 2.12.

2.13 Right to Cure. Revolving Loan Agent shall have the right one (1) time in any twelve (12) month period, but not any obligation, to cure any events of default under the Noteholder Agreements for the account of Debtor or any of Obligors within fifteen (15) days after the receipt by Revolving Loan Agent of written notice of such event of default from the Creditor or thereafter with the consent of Creditor. In no event shall Revolving Loan Agent, by virtue of the payment of amounts or performance of any obligation required to be paid or performed by Debtor or any of Obligors, be deemed to have assumed any obligation of Debtor or any of Obligors to Noteholders or any other person.

2.14 Notices of Default. Each Creditor shall give to the others concurrently with the giving thereof to Debtor, (a) a copy of any written notice by such Creditor of either a default or an event of default under its Agreements with Debtors, or written notice of demand of payment from Debtors, and (b) any written notice sent by such Creditor to Debtors at any time an event of default under such Creditor’s Agreements exists stating such Creditor’s intention to exercise any of its enforcement rights or remedies, including written notice pertaining to any foreclosure on any of the Collateral or other judicial or non judicial remedy in respect thereof, and any legal process served or filed in connection therewith; provided, that the failure of any party to give notice as required hereby shall not affect the relative priorities of Creditor’s respective Liens as provided herein or the validity or effectiveness of any such notice as against any Debtor and shall not give rise to any claim or cause of action by any Creditor against the other Creditors. Each Creditor shall, upon the request of the other, provide to such other Creditor a statement of the amount of the indebtedness of Debtors then owing to it. Debtors hereby authorize and consent to each Creditor sending any such notices and other information to the other.

2.15 Access to Books and Records. In the event that any of Creditors shall, in the exercise of its respective rights under its Agreements or otherwise, receive possession or control of any books and records of Debtors or any of Obligors which contain information identifying or pertaining to any of the property of Debtors or any of Obligors in which the other Creditors have been granted a Lien, it shall notify the other Creditors that it has received such books and records and shall, as promptly as practicable thereafter, make available to the other Creditors such books and records for inspection and duplication.

3. REPRESENTATIONS AND WARRANTIES

3.1 Additional Revolving Loan Agent Representations. Revolving Loan Agent hereby represents and warrants to the Noteholder Collateral Agent and each Noteholder that:

(a) the execution, delivery and performance of this Intercreditor Agreement by the Revolving Loan Agent, on behalf of each Revolving Loan Lender is within the powers of such Revolving Loan Agent under the Revolving Loan Agreements, and has been duly authorized by such Revolving Loan Agent on behalf of the Revolving Loan Lender;

(b) the Revolving Loan Agent has been duly directed to execute, deliver and perform this Intercreditor Agreement, on behalf of the Revolving Loan Lender pursuant to the terms of the Revolving Loan Agreements, and this Intercreditor Agreement constitutes the legal, valid and binding obligations of Revolving Loan Agent, enforceable against the Revolving Loan Agent, in its capacity as agent under the Revolving Loan Agreements, and Revolving Loan Lenders in accordance with its terms and shall be binding on each of them;

(c) as of the date hereof, no default or event of default, or event which with notice or passage of time or both would constitute an event of default exists or has occurred under the Revolving Loan Agreements; and

(d) the Revolving Loan Debt is not subject to any lien, security interest, financing statements, subordination, assignment or other claim.

3.2 Additional Noteholder Representations. Noteholder Collateral Agent hereby represents and warrants to the Revolving Loan Agent and each Revolving Loan Lender that:

(a) the execution, delivery and performance of this Agreement by the Noteholder Collateral Agent, on behalf of each Noteholder is within the powers of the Noteholder Collateral Agent under the Indenture, and has been duly authorized by such Noteholder Collateral Agent on behalf of the Noteholders.

(b) the requisite majority of Noteholders have consented to the Noteholder Collateral Agent’s execution, deliverance and performance of this Intercreditor Agreement, on behalf of the Noteholders pursuant to the terms of the Indenture and the other Noteholder Agreements and this Agreement constitutes the legal, valid and binding obligations of each Noteholder, enforceable against the Noteholder Collateral Agent, in its capacity as collateral agent under the Noteholder Agreements, and each Noteholder in accordance with its terms and shall be binding on each of them;

(c) as of the date hereof, no default or event of default, or event which with notice or passage of time or both would constitute an event of default exists or has occurred under the Noteholder Agreements; and

(d) the Noteholder Debt is not subject to any lien, security interest, financing statements, subordination, assignment or other claim, except to the extent that such holder or beneficiary thereof is bound by the terms hereof.

4. MISCELLANEOUS

4.1 Amendments. Any waiver, permit, consent or approval by any of Creditors of or under any provision, condition or covenant to this Intercreditor Agreement must be in writing and shall be effective only to the extent it is set forth in writing and as to the specific facts or circumstances covered thereby. Any amendment of this Intercreditor Agreement must be in writing and signed by each of the parties to be bound thereby.

4.2 Successors and Assigns.

(a) This Intercreditor Agreement shall be binding upon each Creditor and its successors and assigns and shall inure to the benefit of each Creditor and its successors, participants and assigns.

(b) Each Creditor reserves the right to grant participations in, or otherwise sell, assign, transfer or negotiate all or any part of, or any interest in, the Revolving Loan Debt and the Noteholder Debt; provided, that, no Creditor shall be obligated to give any notices to or otherwise in any manner deal directly with any participant in the Revolving Loan Debt or the Noteholder Debt, as the case may be, and no participant shall be entitled to any rights or benefits under this Intercreditor Agreement except through the Creditor with which it is a participant. In connection with any participation or other transfer or assignment, a Creditor (i) may, subject to its Agreements, disclose to such assignee, participant or other transferee or assignee all documents and information which such Creditor now or hereafter may have relating to Debtor, any of Obligors or the Collateral and (ii) shall disclose to such participant or other transferee or assignee the existence and terms and conditions of this Intercreditor Agreement. In the case of an assignment or transfer, the assignee or transferee acquiring any interest in the Revolving Loan Debt or the Noteholder Debt, as the case may be, shall, to the extent such assignee or transferee is not represented by a Creditor, execute and deliver to each of Creditors a written acknowledgement of receipt of a copy of this Intercreditor Agreement and the written agreement by such person to be bound by the terms of this Intercreditor Agreement.

(c) In connection with any assignment or transfer of any or all of the Revolving Loan Debt or the Noteholder Debt, or any or all rights of any Creditor in the property of Debtors or any of Obligors (other than pursuant to a participation), each Creditor agrees to execute and deliver an agreement containing terms substantially identical to those contained herein in favor of any such assignee or transferee and, in addition, will execute and deliver an agreement containing terms substantially identical to those contained herein in favor of any third person who succeeds to or refinances, replaces or substitutes for any or all of financing of Debtor and of any of Obligors, whether such successor or replacement financing occurs by transfer, assignment, “takeout” or any other means or vehicle.

4.3 Insolvency. This Intercreditor Agreement shall be applicable both before and after the filing of any petition by or against any Debtor or any of Obligors under the U.S. Bankruptcy Code and all converted or succeeding cases in respect thereof, and all references herein to Debtor or any of Obligors shall be deemed to apply to a trustee for Debtor or any of Obligors and Debtor or any of Obligors as debtor-in-possession. The relative rights of Creditors to repayment of the Revolving Loan Debt or the Noteholder Debt, respectively, and in or to any distributions from or in respect of Debtor or any of Obligors or any Collateral or proceeds of Collateral, shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, Debtor or any of Obligors as debtor-in-possession.

4.4 Bankruptcy Financing. If any Debtor shall become subject to a proceeding under the U.S. Bankruptcy Code and if Revolving Loan Agent desires to permit the use of cash collateral or to provide financing to Debtors under either Section 363 or Section 364 of the U.S. Bankruptcy Code, Noteholder Collateral Agent and Noteholders agree as follows: (a) adequate notice shall have been provided for such financing or use of cash collateral if Noteholder Collateral Agent receive notice three (3) business days prior to the entry of the order approving such financing or use of cash collateral and (b) no objection will be raised by Noteholder Collateral Agent to any such financing on the ground of a failure to provide “adequate protection” for the Liens of Noteholder Collateral Agent or any other grounds, provided, that, (i) Noteholder Collateral Agent retains a Lien on the Collateral (including proceeds thereof arising after the commencement of such proceeding) and obtains a replacement Lien on post-petition Collateral to the same extent and with the same priority as existed prior to the commencement of the proceeding under the U.S. Bankruptcy Code, and (ii) the maximum amount outstanding under such post-petition financing, together with the aggregate principal amount of the pre-petition Revolving Loan Debt, shall not exceed the Revolving Loan Priority Amount. For purposes of this Section, notice of a proposed financing or use of cash collateral shall be deemed given when given, in the manner prescribed by Section 4.6 hereof, to Noteholder Collateral Agent.

4.5 Bailee for Perfection. Each Creditor hereby appoints each other Creditor, and each hereby agrees to serve, as agent and bailee for the other Creditors for the limited purpose of perfecting their respective Liens on the Collateral which may at any time be in its possession or under its control during the term of this Intercreditor Agreement. The Creditor having the most senior Lien thereon shall not have any duty to protect or preserve any rights pertaining to any of the Collateral in its possession and each of the other Creditors hereby waives and releases the Creditor holding the most senior Lien from all claims and liabilities at any time arising pursuant to the role of such senior Creditor as agent and bailee with respect to the Collateral in its actual possession (or control) other than gross negligence or willful misconduct. The Creditor with the most senior Lien on any Collateral shall, after all obligations of Debtor to it have been fully and finally paid and performed, deliver the remainder of Collateral, if any, and the books and records relating to such Collateral in its possession (or under its control) to the Creditor with the next most senior Lien as set forth herein, except in the event and to the extent that (a) such senior Creditor has retained or otherwise acquired such Collateral in full or partial satisfaction of the Obligations owing to such senior Creditor, (b) such Collateral is sold or otherwise disposed of by such Creditor or by Debtor as provided herein or (c) except as may otherwise be required by applicable law or any court order.

4.6 Notices. All notices, requests and demands to or upon the respective parties hereto shall be in writing and shall be deemed duly given, made or received: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if mailed by certified mail, return receipt requested, five (5) days after mailing to the parties at their addresses set forth below (or to such other addresses as the parties may designate in accordance with the provisions of this Section):

To Revolving Loan Agents:	Wachovia Bank, National Association 1133 Avenue of the Americas New York, New York 10036 Attention: Portfolio Manager Fax: (212) 545-4283

To Noteholder Collateral Agent:	The Bank of New York Corporate Trust Department 101 Barclay Street, Floor 8W New York, New York 10286 Attention: Julie Salovitch Miller Fax: 212-815-[ ]

Any of the above Creditors may change the address(es) to which all notices, requests and other communications are to be sent by giving written notice of such address change to the other Creditor in conformity with this Section 4.6, but such change shall not be effective until notice of such change has been received by the other Creditors.

4.7 Counterparts; Effective Date. This Intercreditor Agreement may be executed in any number of counterparts, each of which shall be an original with the same force and effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Intercreditor Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Intercreditor Agreement. This Agreement shall become effective (the “Effective Date”) when (i) the Loan Agreement has been duly executed and delivered by each party thereto and is effective by its terms, (ii) the Indenture has been duly executed and delivered by each party thereto and is effective by its terms, and (iii) counterparts of this Intercreditor Agreement has been duly executed and delivered on behalf of each party hereto

4.8 Governing Law. The validity, interpretation and enforcement of this Intercreditor Agreement and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

4.9 Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties hereto hereby irrevocably consents to the non-exclusive jurisdiction of Supreme Court of New York, New York County and the United States District Court for the Southern District of New York, New York County and waives trial by jury in any action or proceeding with respect to this Intercreditor Agreement. The Bank of New York executes this Agreement solely in its capacity as Noteholder Collateral Agent, and as such there is no recourse against The Bank of New York, individually

4.10 Complete Agreement. This written Intercreditor Agreement is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement.

4.11 No Third Parties Benefitted. Except as expressly provided in Section 4.2, this Intercreditor Agreement is solely for the benefit of the Creditors and their respective successors, participants and assigns, and no other person shall have any right, benefit, priority or interest under, or because of the existence of, this Intercreditor Agreement.

4.12 Disclosures; Non-Reliance. Each Creditor has the means to, and shall in the future remain, fully informed as to the financial condition and other affairs of Debtors and no Creditor shall have any obligation or duty to disclose any such information to any other Creditor. Except as expressly set forth in this Intercreditor Agreement, the parties hereto have not otherwise made to each other nor do they hereby make to each other any warranties, express or implied, nor do they assume any liability to each other with respect to: (a) the enforceability, validity, value or collectability of any of the Revolving Loan Debt or the Noteholder Debt or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Debtor’s or Obligors’ title to or right to transfer any of the Collateral, or (c) any other matter except as expressly set forth in this Intercreditor Agreement.

4.13 Term. This Intercreditor Agreement is a continuing agreement and shall remain in full force and effect until the indefeasible satisfaction in full of all of the Revolving Loan Debt and the Noteholder Debt.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Intercreditor Agreement to be duly executed as of the day and year first above-written.

WACHOVIA BANK, NATIONAL ASSOCIATION, as Revolving Loan Agent
By:	/s/ Herbert C. Korn
Name:
Title:

THE BANK OF NEW YORK, solely in its capacity as Noteholder Collateral Agent
By:	/s/ Julie Salovitch-Miller
Name:
Title:

Intercreditor Agreement

The undersigned hereby acknowledges and agrees to the foregoing terms and provisions. By its signature below, the undersigned agrees that it will, together with its successors and assigns, be bound by the provisions hereof.

The undersigned agrees that any of Creditors holding Collateral does so as bailee (under the UCC) for each other of Creditors which has a Lien on such Collateral and is hereby authorized to and may turn over to such other Creditor upon request therefor any such Collateral, after all obligations and indebtedness of the undersigned to the bailee Creditor have been fully paid and performed.

The undersigned acknowledges and agrees that: (i) although it may sign this Intercreditor Agreement it’s not a party hereto and does not and will not receive any right, benefit, priority or interest under or because of the existence of the foregoing Intercreditor Agreement, and (ii) it will execute and deliver such additional documents and take such additional action as may be necessary or desirable in the reasonable opinion of any of Creditors to effectuate the provisions and purposes of the foregoing Intercreditor Agreement.

ATLANTIC EXPRESS TRANSPORTATION CORP.
180 JAMAICA CORP.
AMBOY BUS CO., INC.
ATLANTIC ESCORTS INC.
ATLANTIC EXPRESS COACHWAYS, INC.
ATLANTIC EXPRESS NEW ENGLAND, INC.
ATLANTIC EXPRESS OF CALIFORNIA, INC.
ATLANTIC EXPRESS OF ILLINOIS, INC.
ATLANTIC EXPRESS OF L.A. INC.
ATLANTIC EXPRESS OF MISSOURI INC.
ATLANTIC EXPRESS OF NEW JERSEY, INC.
ATLANTIC EXPRESS OF PENNSYLVANIA, INC.
ATLANTIC PARATRANS OF NYC, INC.
ATLANTIC PARATRANS, INC.
ATLANTIC QUEENS BUS CORP.
ATLANTIC TRANSIT, CORP.
ATLANTIC-HUDSON, INC.
BLOCK 7932, INC.
BROOKFIELD TRANSIT INC.
COURTESY BUS CO., INC.
FIORE BUS SERVICE, INC.

By:	/s/ Nathan Schlenker
Name:
Title:

Intercreditor Agreement

GROOM TRANSPORTATION, INC.
GVD LEASING CO., INC.
JAMES MCCARTY LIMO SERVICE, INC.
JERSEY BUSINESS LAND CO., INC.
K. CORR, INC.
MERIT TRANSPORTATION CORP.
METRO AFFILIATES, INC.
METROPOLITAN ESCORT SERVICE, INC.
MIDWAY LEASING INC.
R. FIORE BUS SERVICE, INC.
RAYBERN BUS SERVICE, INC.
RAYBERN CAPITAL CORP.
RAYBERN EQUITY CORP.
ROBERT L. MCCARTHY & SON, INC.
STATEN ISLAND BUS, INC.
TEMPORARY TRANSIT SERVICE, INC.
ATLANTIC EXPRESS OF UPSTATE NEW YORK, INC.
TRANSCOMM, INC.
WINSALE, INC.

By:	/s/ Nathan Schlenker
Name:
Title:

Intercreditor Agreement

SCHEDULE 1

Debtors

ATLANTIC EXPRESS TRANSPORTATION CORP.

180 JAMAICA CORP.

AMBOY BUS CO., INC.

ATLANTIC ESCORTS INC.

ATLANTIC EXPRESS COACHWAYS, INC.

ATLANTIC EXPRESS NEW ENGLAND, INC.

ATLANTIC EXPRESS OF CALIFORNIA, INC.

ATLANTIC EXPRESS OF ILLINOIS, INC.

ATLANTIC EXPRESS OF L.A. INC.

ATLANTIC EXPRESS OF MISSOURI INC.

ATLANTIC EXPRESS OF NEW JERSEY, INC.

ATLANTIC EXPRESS OF PENNSYLVANIA, INC.

ATLANTIC PARATRANS OF NYC, INC.

ATLANTIC PARATRANS, INC.

ATLANTIC QUEENS BUS CORP.

ATLANTIC TRANSIT, CORP.

ATLANTIC-HUDSON, INC.

BLOCK 7932, INC.

BROOKFIELD TRANSIT INC.

COURTESY BUS CO., INC.

FIORE BUS SERVICE, INC.

GROOM TRANSPORTATION, INC.

GVD LEASING CO., INC.

JAMES MCCARTY LIMO SERVICE, INC.

JERSEY BUSINESS LAND CO., INC.

K. CORR, INC.

MERIT TRANSPORTATION CORP.

METRO AFFILIATES, INC.

METROPOLITAN ESCORT SERVICE, INC.

MIDWAY LEASING INC.

R. FIORE BUS SERVICE, INC.

RAYBERN BUS SERVICE, INC.

RAYBERN CAPITAL CORP.

RAYBERN EQUITY CORP.

ROBERT L. MCCARTHY & SON, INC.

STATEN ISLAND BUS, INC.

TEMPORARY TRANSIT SERVICE, INC.

ATLANTIC EXPRESS OF UPSTATE NEW YORK, INC.

TRANSCOMM, INC.

WINSALE, INC.

Intercreditor Agreement